EXHIBIT NO. 99: Press release of Alcan Inc. dated 16 March, 2005.
Press Release

FOR IMMEDIATE RELEASE

ALCAN FILES 2004 FINANCIAL STATEMENTS:

REVISES EARNINGS UPWARD

TO REFLECT GOODWILL ADJUSTMENT

Montreal, Canada - March 16, 2005 - Alcan Inc. (NYSE, TSX: AL) announced today that, following the completion of its annual financial statements to be filed today with the Company's annual report on Form 10-K, it is reporting revised net income of US$258 million or US$0.69 per common share for 2004.  This is an upward revision from the   US$66 million or US$0.16 per common share reported in its fourth quarter earnings release of February 8, 2005 and reflects lower goodwill impairment charges arising from the acquisition of Pechiney in December 2003.

The Company has determined that it previously attributed excess goodwill to several fabricating facilities acquired as part of Pechiney, which consequently resulted in an overstatement of impairment charges. The revision is non-cash and does not affect the Company's previously reported operating earnings, nor does it have any effect on previously filed financial statements.

"2004 was a uniquely demanding year for Alcan with the combined effect of the completion of the Pechiney acquisition, the spin-off of Novelis and preparations for compliance with the internal control certification requirements of the U.S. Sarbanes-Oxley legislation," said Travis Engen, President and Chief Executive Officer of Alcan Inc. "While the Company has a high level of confidence in its internal control system, the need for this revision highlighted what was, as of December 31, 2004, a specific control-related material weakness for the purposes of management's assessment of internal controls as required by Sarbanes-Oxley. The weakness related to the goodwill allocation process and has now been corrected," he added.

Alcan's independent auditors have concurred with management's assessment of the Company's internal controls, and expressed an unqualified opinion on the Company's 2004 consolidated financial statements.

Alcan also released pro forma financial statements for 2004 which reflect the spin-off of Novelis and the adjustments discussed above.  On a pro forma basis, net income from continuing operations for 2004 was US$231 million, or US$0.61 per common share.  Pro forma operating earnings, which exclude balance sheet translation effects and other specified items, were US$653 million, or US$1.75 per common share, for the year.  Pro forma financial statements and a reconciliation to pro forma operating earnings are attached.

Alcan is a multinational, market-driven company and a global leader in aluminum and packaging, as well as aluminum recycling. With world-class operations in primary aluminum, fabricated aluminum as well as flexible and specialty packaging, aerospace applications, bauxite mining and alumina processing, today's Alcan is well positioned to meet and exceed its customers' needs for innovative solutions and service. Alcan employs 73,000 people and has operating facilities in 55 countries and regions.

Media Contact: Anik Michaud Tel.: +1-514-848-8151 media.relations@alcan.com	Investor Contact: Corey Copeland Tel.: +1-514-848-8368 investor.relations@alcan.com

The following tables set forth the unaudited pro forma condensed consolidated information of the Company as at, and for the year ended, December 31, 2004, giving effect to the spin-off of Novelis as at January 1, 2004 for the statement of income and as at December 31, 2004 for the balance sheet.

Unaudited Pro Forma Condensed Consolidated Statement of Income

For the year ended December 31, 2004

(in millions of US$, except per share amounts)

	Alcan	Removal of Novelis	Pro Forma Adjustments		Alcan Pro Forma

Sales and operating revenues	24,885	(7,755)	2,409	(b)	19,539

Costs and expenses
Cost of sales and operating expenses	20,203	(6,856)	(67)	(a)	15,689
			2,409	(b)
Depreciation and amortization	1,337	(246)	-		1,091
Selling, administrative and general expenses	1,612	(268)	30	(f)	1,374
Research and development expenses	239	(58)	38	(e)	219
Interest	346	(74)	37	(d)	289
			(25)	(h)
			5	(j)
Goodwill impairment	154	-	-		154
Other expenses (income) - net	406	(28)	(26)	(d)	309
			(38)	(e)
			4	(f)
			(2)	(k)
			(7)	(j)
	24,297	(7,530)	2,358		19,125
Income from continuing operations before
income taxes and other items	588	(225)	51		414
Income taxes	375	(166)	17	(l)	226
Income from continuing operations before other items	213	(59)	34		188
Equity income	54	(6)	-		48
Minority interests	(15)	10	-		(5)
Income from continuing operations	252	(55)	34		231
Income from discontinued operations	6	-	-		6
Net income	258	(55)	34		237
Dividends on preference shares	6	-	-		6
Net income attributable to common shareholders	252	(55)	34		231
Earnings per share
Income from continuing operations per common share-
basic and diluted (in US$)	0.67	(0.15)	0.09		0.61
Net income per common share - basic and diluted (in US$)	0.69	(0.15)	0.09		0.63
Average number of shares used in calculating earnings
per share - basic (in millions)					368
Average number of shares used in calculating earnings
per share - diluted (in millions)					370

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As at December 31, 2004

(in millions of US$, except where indicated)

	Alcan	Removal of Novelis	Pro Forma Adjustments		Alcan Pro Forma
ASSETS
Current assets
Cash and time deposits	184	(31)	-		153
Receivables, net	4,168	(1,761)	1,637	(c)	3,795
			(312)	(g)
			58	(j)
			5	(k)
Deferred income taxes	214	-	-		214
Inventories	4,029	(1,226)	143	(a)	2,946
Current assets held for sale	817	-	-		817
Total current assets	9,412	(3,018)	1,531		7,925
Deferred charges, other assets and long-term
receivables from related parties	2,877	(297)	2,599	(c)	2,658
			(2,597)	(g)
			76	(k)
Deferred income taxes	870	-	-		870
Property, plant and equipment, net	13,293	(2,348)	-		10,945
Intangible assets, net	1,230	(35)	-		1,195
Goodwill	5,496	(256)	-		5,240
Long-term assets held for sale	163	-			163
Total assets	33,341	(5,954)	1,609		28,996
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Payables and accrued liabilities	5,464	(1,260)	1,247	(c)	4,783
			(426)	(g)
			(242)	(j)
Short-term borrowings	2,486	(541)	392	(c)	614
			(1,723)	(h)
Debt maturing within one year	569	(1)	-		568
Deferred income taxes	23	-	-		23
Current liabilities of operations held for sale	714	-	-		714
Total current liabilities	9,256	(1,802)	(752)		6,702
Debt not maturing within one year	6,345	(2,736)	2,597	(c)	5,746
			(10)	(g)
			(750)	(h)
			300	(j)
Deferred credits and other liabilities	4,975	(472)	17	(k)	4,520
Deferred income taxes	1,543	(249)	49	(a)	1,343
Long-term liabilities of operations held for sale	260	-	-		260
Minority interests	236	(140)	-		96

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As at December 31, 2004

	Alcan	Removal of Novelis	Pro Forma Adjustments		Alcan Pro Forma
Shareholders' equity
Redeemable non-retractable preference shares	160	-	-		160
Common shareholders' equity
Common shares	6,670	-	-		6,670
Additional paid-in capital	112	-	-		112
Retained earnings	3,362	(467)	94	(a)	3,053
			(2,473)	(g)
			2,473	(h)
			64	(k)
Common shares held by a subsidiary	(35)	-	-		(35)
Accumulated other comprehensive income	457	(88)	-		369
Total liabilities and shareholders' equity	33,341	(5,954)	1,609		28,996

The unaudited pro forma condensed consolidated financial statements also include the following pro forma adjustments:

(a)                Adjustments to reflect the release of deferred profits held in inventory and the related tax effects.  These adjustments arise due to the change in relationship between Alcan and Novelis subsequent to the spin-off.  Prior to the spin-off, all profits on sales of inventory between Alcan and Novelis were deferred on the balance sheet until the inventory was sold to a third party.  Subsequent to the spin-off, Alcan and Novelis are not considered affiliated and any sales between Alcan and Novelis are considered third party.

(b)                Adjustments to reflect the sales and cost of sales between Alcan and Novelis.  These adjustments arise due to the change in relationship between Alcan and Novelis subsequent to the spin-off.  Prior to the spin-off, all sales and cost of sales between Alcan and Novelis were eliminated upon consolidation in Alcan's financial statements.  Subsequent to the spin-off, all sales and cost of sales between Alcan and Novelis are considered third party and are not eliminated.

(c)                 Adjustments to reflect the receivables, payables, and debt between Alcan and Novelis.  These adjustments arise due to the change in relationship between Alcan and Novelis subsequent to the spin-off. Prior to the spin-off, all receivables and payables between Alcan and Novelis were eliminated upon consolidation in Alcan's financial statements.  Subsequent to the spin-off, receivables and payables between Alcan and Novelis are considered third party and are not eliminated.

(d)                Adjustments to reflect the interest expense and income on loans payable and receivable between Alcan and Novelis. These adjustments arise due to the change in relationship between Alcan and Novelis subsequent to the spin-off. Prior to the spin-off, all interest expense and income on loans payable and receivable between Alcan and Novelis were eliminated upon consolidation in Alcan's financial statements.  Subsequent to the spin-off, interest expense and income are adjusted to reflect the settlement of the intercompany loans receivable and payable between Alcan and Novelis.

(e)                Adjustments to reflect the research and development and other services rendered between Alcan and Novelis. These adjustments arise due to the change in relationship between Alcan and Novelis subsequent to the spin-off. Prior to the spin-off, all revenues and expenses related to these services rendered were eliminated upon consolidation in Alcan's financial statements.  Subsequent to the spin-off, these revenues and expenses are considered third party and are not eliminated.

(f)                  Adjustments to record the general corporate expenses allocated to Novelis.  As these expenses will continue to be incurred by Alcan subsequent to the spin-off, they are included in Alcan's pro forma condensed consolidated statements of income.

(g)           Represents the settlement of intercompany loans receivable and payable between Alcan and Novelis.

(h)                Represents the proceeds from Novelis of $2,473, which have been used to reduce Alcan's commercial paper and bank loans included in Short-term borrowings and in Debt not maturing within one year. As a result of this reduction in debt, interest expense has been reduced by $25 in Alcan's pro forma condensed consolidated income statement for the year ended December 31, 2004.

(i)                  In October 2003, Alcan entered into a derivative financial instrument that was designated as a hedge of Alcan's net investment in certain foreign subsidiary companies.  With the spin-off of Novelis, the amount of the net investment in those foreign subsidiaries is less than the notional amount of the derivative instrument, until December 15, 2003 when Alcan acquired Pechiney.  The change in fair value of the derivative instrument for 2003 amounted to a $32 loss and is reported in Accumulated other comprehensive income.  No adjustment has been made in this pro forma financial information related to this transaction, as it would not have a recurring impact on Alcan's consolidated results of operations.

(j)                 Under an agreement effective December 18, 2001, on an ongoing basis, the Company sold to a third party an undivided interest in certain trade receivables, with limited recourse, for maximum cash proceeds of $300 with the maximum credit exposure to the Company held in reserve by the third party. The Company acted as a service agent and administers the collection of the receivables sold.  As at December 31, 2004, the Company sold trade receivables of $345, of which $242 were allocated to Novelis, with $45 held in reserve by the third party.  Subsequent to the spin-off, this program was discontinued.

(k)                 Adjustment to reflect a lease to Novelis of the Sierre North Building and the machinery and equipment located in the Sierre North Building (including the hot and cold mills) for a term of 15 years, renewable at Novelis' option for an additional five-year period, at an annual base rent of $5.

(l)                  Represents the tax effect of pro forma adjustments at the statutory rate of 34%.

Unaudited Pro Forma Operating Earnings Reconciliation

For the year ended December 31, 2004

(in millions of US$, except per share amounts)

Pro Forma Operating earnings - excluding balance sheet translation and Other Specified Items	653

Foreign currency balance sheet translation	(138)

Other Specified Items
Synergy costs	(42)
Restructuring charges	(25)
Asset impairments	(1)
Goodwill impairment	(154)
Gains from non-routine sales of assets
businesses and investments	49
Tax adjustments	40
Novelis costs	(19)
Legal and environmental provisions	(1)
Pechiney financing related gains (losses)	(2)
Purchase accounting and related adjustments	(112)
Other	(17)
Other Specified Items (sub-total)	(284)

Pro Forma Income from continuing operations	231

Income from discontinued operations	6

Pro Forma Net Income	237

Pro Forma Earnings per share
Operating Earnings	1.75
Income from continuing operations	0.61
Net Income	0.63

Operating earnings from continuing operations

Alcan presents operating earnings from continuing operations in addition to income from continuing operations and reported net income.  Operating earnings from continuing operations are not calculated in accordance with U.S. GAAP and there is no standard definition of this term. Accordingly, it is unlikely that comparisons can be made among different companies that make operating earnings information available.  The determination of whether an item is treated as an Other Specified Item involves the exercise of judgement by Alcan management.

The company believes that operating earnings from continuing operations is a useful measure because it excludes items that are not typical of ongoing operating activities, such as Other Specified Items, as well as items that are outside management's control, such as the impact of foreign currency balance sheet translation. Management has concluded that operating earnings is a relevant measure for shareholders and other investors as it removes the inherent volatility of such items, whether favourable or unfavourable, and provides a clearer picture of underlying business performance. Moreover, the measure is in line with the company's internal performance measurement and management systems. Operating earnings information has historically been presented in response to requests from investors and financial analysts, who have indicated that they find the information highly relevant and essential to their understanding of the company.

Other Specified Items

"Other Specified Items" include, for example: restructuring charges; asset impairment charges; unusual environmental charges; gains and losses on non-routine sales of assets, businesses or investments; gains and losses from legal claims; gains and losses on the redemption of debt; income tax reassessments related to prior years and the effects of changes in income tax rates; and other items that, in Alcan's view, do not typify normal operating activities.

Foreign Currency Balance Sheet Translation

Foreign currency balance sheet translation effects largely arise from translating monetary items (principally deferred income taxes and long-term liabilities) denominated in Canadian dollars into U.S. dollars for reporting purposes.  Although these effects are primarily non-cash in nature, they can have a significant impact on the company's net income.